Exhibit 2


NEWS RELEASE                                            Investors/Media Contact:
                                                        Samuel D. Isaly
For Immediate Release                                   Carl Gordon
                                                        OrbiMed Advisors LLC
                                                        (212) 739-6400


    OrbiMed Advisors Reiterates Opposition to Pharmacopeia Acquisition of Eos
                              Biotechnology, Inc.

OrbiMed Advisors LLC, a beneficial owner of approximately 10% of the outstanding common stock of Pharmacopeia Inc. (NASD: PCOP), today sent the following letter to shareholders of Pharmacopeia urging them to vote against Pharmacopeia's proposed acquisition of Eos Biotechnology, Inc, a privately-held development stage drug discovery company.

About OrbiMed
OrbiMed Advisors LLC is a New York City based global asset management firm which focuses its efforts exclusively in the healthcare sector. OrbiMed currently employs 22 persons and manages more than $4 billion in assets worldwide.